UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 29, 2023

(Date of earliest event reported)

NovAccess Global Inc.

(Exact name of registrant as specified in its charter)

Colorado	000-29621	84-1384159
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8584 E. Washington Street, No. 127, Chagrin Falls, Ohio 44023
(Address of principal executive offices) (Zip Code)

213-642-9268

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 29, 2023, NovAccess Global Inc. entered into a securities purchase agreement (the “purchase agreement”) with Sumner Global LLC, an affiliate of Sumner Investment Group Inc. (“Sumner”), pursuant to which Sumner agreed to purchase 33.0 million newly issued shares of our unregistered common stock for $0.11 a share, or $3.63 million in total, and to loan us $7.05 million (collectively, the “transaction”). We expect to use this investment to fund operations and repay debt. Sumner is a global company that has created value across a diverse range of assets focusing on the procurement of products and services for governments and corporations around the world with an emphasis on healthcare, defense and logistics.

Sumner agreed to purchase the shares of common stock on or before January 31, 2023. Sumner agreed to make the loans in two tranches, with $3.05 million on February 15, 2024 and the remaining $4.0 million on March 15, 2024. The loans will be represented by convertible promissory notes that will have a five-year term, bear interest at 10% a year, and be convertible into shares of NovAccess common stock at $0.11 a share.

The transaction is subject to a number of contingencies, including Sumner completing its planned capital raise and there having been no material adverse effect on our business, operations, assets, financial condition or prospects. As a result, we cannot guarantee that the transaction will be completed when we expect, or whether the transaction will close at all.

Pursuant to the purchase agreement, Sumner has the right to appoint up to three new members to our board of directors. The purchase agreement also includes typical representations, warranties and covenants.

As required by the purchase agreement, Irvin Consulting, LLC, a California limited liability company owned by our CEO Dwain K. Irvin, agreed to convert 600 shares of our Series B convertible preferred stock into 6.0 million shares of the company’s unregistered common stock pursuant to the terms of the preferred stock (the “conversion”). The conversion will be effective upon our receipt of the $3.63 million purchase price for the common stock purchased by Sumner. Upon completion of the conversion, we will not have any shares of preferred stock outstanding.

The purchase agreement, including a form of convertible promissory note, is filed as an exhibit to this Current Report on Form 8-K. The description above is qualified in its entirety by reference to the full text of the purchase agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure included under Item 1.01 above is incorporated by reference to this Item 2.03. The issuance of convertible promissory notes to Sumner pursuant to the purchase agreement will create direct financial obligations of NovAccess. A form of convertible promissory note is filed as an exhibit to the purchase agreement.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure included under Item 1.01 above is incorporated by reference to this Item 3.02.

The issuance of 33.0 million shares of our common stock to Sumner will be exempt from registration under Section 4(a)(2) of the Securities Act of 1933.

The issuance of our convertible promissory notes to Sumner pursuant to the purchase agreement will be exempt from registration under Section 4(a)(2) of the Securities Act.

The issuance of 6.0 million shares of our common stock to Irvin Consulting, LLC upon conversion of 600 shares of our Series B convertible preferred stock will be exempt from registration under Sections 3(a)(9) and 4(a)(2) of the Securities Act.

Item 5.01 Changes in Control of Registrant.

The disclosure included under Item 1.01 above is incorporated by reference to this Item 5.01.

Pursuant to the purchase agreement, Sumner will acquire 33.0 million newly issued shares of our common stock. Taking into account the issuance of these shares, as well as the conversion of our outstanding preferred shares into 6.0 million shares of common stock, a majority of the shares of our common stock outstanding would be held by Sumner. As a result, Sumner would have the ability to determine the outcome of any issue submitted to our shareholders for approval, including the election of directors.

Our directors and executive officers have not changed. However, pursuant to the purchase agreement, following the closing of the transaction Sumner will have the right to appoint up to three new members to our board of directors. Although three directors would not give Sumner majority control today, in the future Sumner could control a majority of our board seats.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 Securities Purchase Agreement dated December 29, 2023 between NovAccess Global Inc. and Sumner Global LLC

Exhibit 99.1 Press Release of NovAccess Global Inc. dated January 2, 2024 Announcing the Transaction with Sumner Global LLC

Exhibit 104 Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NovAccess Global Inc.

Dated: January 2, 2024	/s/ Dwain K. Irvin
By Dwain K. Irvin, Chief Executive Officer